UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 15, 2016

EASTMAN CHEMICAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive, Kingsport, TN	37662
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (423) 229-2000

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement and Item 2.03. Creation of a Direct Financial Obligation

Background
As previously reported, on November 21, 2016 Eastman Chemical Company (the “Company” or “Eastman”) issued and sold €200 million (or $218 million based on the euro/U.S. dollar exchange rate as of November 10, 2016 as published by the U.S. Federal Reserve Board (the “exchange rate”)) principal amount of 1.50% notes due 2023 (the “2023 Notes”) and €500 million (or $544 million based on the exchange rate) principal amount of 1.875% notes due 2026 (the “2026 Notes” and, together with the 2023 Notes, the “Notes”) under the Company’s Registration Statement on Form S-3 (Registration No. 333-204119) filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”) on May 13, 2015 (the “Registration Statement”) and the issuer free writing prospectus and prospectus supplement (the “Prospectus Supplement”) filed with the SEC on November 16, 2016 and November 17, 2016, respectively.
As described in the Prospectus Supplement and as previously reported, the Company has used the net proceeds from the sale of the Notes to:
•pay the purchase price in the cash tender offer for $400 million combined aggregate principal amount of certain outstanding debt securities (the “Tender Offer”), as described below;
•pay the redemption price for the $160 million outstanding aggregate principal amount of its 6.30% Notes due 2018 (the “2018 Notes”), as described below; and
•pay a portion of the redemption price for the $500 million outstanding aggregate principal amount of its 2.4% Notes due 2017 (the “2017 Notes”), as described below.
The Company on November 22, 2016 accepted for purchase, and paid for, an aggregate of $10,714,000 principal amount of the Company’s 7 5/8% Debentures due 2024, $27,529,000 principal amount of 7.60% Debentures due 2027, $46,794,000 principal amount of 7 1/4% Debentures due 2024, $64,973,000 4.5% Notes due 2021, $150,000,000 principal amount of 3.6% Notes due 2022 and $100,008,000 principal amount of 3.80% Notes due 2025.
The Company redeemed the 2018 Notes on November 30, 2016 at the redemption price set forth in the notice of redemption.
The Company redeemed the 2017 Notes on December 17, 2016 at the redemption price set forth in the notice of redemption. To provide a portion of the redemption price for the 2017 Notes, as described below on December 15, 2016 the Company entered into a Five-Year Senior Term Loan Credit Agreement (the “2016 Term Loan Agreement”) and borrowed $300 million under the 2016 Term Loan Agreement (the “2016 Term Loan”).

 2016 Term Loan Agreement and 2016 Term Loan
The 2016 Term Loan Agreement with initial lenders Wells Fargo Bank, National Association, Citibank, N.A., Morgan Stanley Bank, N.A., SunTrust Bank, Bank of America, N.A., Barclays Bank PLC, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., PNC Bank, National Association, Sumitomo Mitsui Banking Corporation, City National Bank, The Northern Trust Company, Regions Bank, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. provides for a $300 million term loan facility, with 2016 Term Loan borrowings to be used for general corporate purposes.
The 2016 Term Loan borrowings are unsecured, and bear interest at a variable base rate or a variable Eurodollar rate based on the London Interbank Offered Rate (“LIBOR”), at Eastman’s election. Interest on base rate loans will be at varying spreads above quoted market rates, depending on Eastman’s unsecured credit rating. Interest on Eurodollar rate loans will be determined by reference to LIBOR plus an applicable margin, depending on Eastman’s unsecured credit rating.
The 2016 Term Loan borrowings amortize in quarterly installments from December 15, 2016 as follows: (1) 0% annually in the first year; (2) 2.5% annually in the second year; (3) 7.5% annually in the third year; and (4) 10% annually in the fourth and fifth year. The 2016 Term Loan borrowings outstanding are due and payable on December 15, 2021.
The 2016 Term Loan Agreement contains customary events of default, representations, warranties, and covenants, including the maintenance of a ratio of Debt to Consolidated EBITDA (as defined in the 2016 Term Loan Agreement) for any four consecutive quarters of not greater than 3.5 to 1. Eastman has agreed to pay the lenders customary fees, including a commitment fee, under the 2016 Term Loan Agreement.

The foregoing description of the material terms of the 2016 Term Loan Agreement is qualified in its entirety by the 2016 Term Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits:

(d) Exhibits

Number	Exhibit

10.1
Five-Year Senior Term Loan Credit Agreement, dated December 15, 2016, by and among Eastman Chemical Company, the initial lenders named therein, Wells Fargo Bank, National Association as administrative agent, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Morgan Stanley Senior Funding Inc., and SunTrust Robinson Humphrey, Inc. as joint lead arrangers and joint book runners, and Citibank, N.A., Morgan Stanley Senior Funding Inc., and Suntrust Bank as syndication agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN CHEMICAL COMPANY

	By:	/s/ H. Keith Jennings
	Name:	H. Keith Jennings
	Title:	Vice President and Treasurer
Date: December 21, 2016